                                                                   Exhibit 10.18

                        AMENDMENT DATED DECEMBER 15, 2000
                                       TO
                1998 INCENTIVE PLAN OF LENNOX INTERNATIONAL INC.

The Plan is hereby amended to delete Paragraph 5 of the Plan, in its entirety, and replace it with the following:

     "5. Common Stock Available for Awards. Subject to the provisions of paragraph 15 hereof, there shall be available for Awards under this Plan granted wholly or partly in Common Stock (including rights or options that may be exercised for or settled in Common Stock) an aggregate of 7,541,635 shares of Common Stock, of which an aggregate of not more than 660,000 shares shall be available for Director Awards and the remainder shall be available for Employee Awards and Independent Contractor Awards. The number of shares of Common Stock that are the subject of Awards under this Plan, that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Common Stock or in a manner such that all or some of the shares covered by an Award are not issued to a Participant or are exchanged for Awards that do not involve Common Stock, shall again immediately become available for Awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum, as it may deem appropriate. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards."